News Release

For Immediate Release	For Further Information Contact:
April 4, 2008	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com

HINES ACQUIRES ONE NORTH WACKER IN CHICAGO

Holdings in Firm’s U.S. Core Office Fund Reach 25 Properties

(CHICAGO) — The Chicago office of Hines, the international real estate firm, announced today that a subsidiary of Hines US Core Office Fund LP (Core Fund) has acquired One North Wacker, a 51-story 1.4 million-square-foot office tower located in the West Loop submarket of Chicago’s Central Business District, from a German investment fund managed by RREEF, a unit of Deutsche Bank A.G.

           The Core Fund is an investment vehicle organized to acquire a geographically diverse portfolio of core office buildings in the U.S.  Eastdil Secured represented the seller and Hines represented the Core Fund in the transaction. Hines will assume management and leasing responsibilities at the property.

The building is in a choice location along North Wacker Drive at Madison Street, one of the premier office addresses in Chicago and proximate to Ogilvie & Union commuter train stations. One North Wacker was designed by the architectural firm Goettsch Partners, and it was completed in 2001. The property features a stainless steel and glass exterior and large, highly efficient, virtually column-free floor plates. Building amenities include a 9,000-square-foot conference center and a health club facility. Parking is provided in a two-level, 230-space garage.

One North Wacker is 98 percent leased to a diversified mix of tenants including: UBS; PricewaterhouseCoopers; and Citadel.

“In addition to having an outstanding tenant base, this superbly located office tower features a strategic downtown Chicago address in the popular West Loop submarket,” said Tom Danilek, senior vice president with Hines in Chicago.

Including this acquisition, the Core Fund owns interests in a portfolio of 25 office properties throughout the U.S. consisting of approximately 14.9 million square feet of rentable area.

Hines entered the Chicago real estate market in 1981 with the development of Three First National Plaza. Hines currently owns and/or manages 10 other buildings in Chicago’s Central Business District including: 333 West Wacker, One South Dearborn, Harris Bank Building, Three First National Plaza, 321 North Clark and 101 N. Wacker.   Its Chicago-area office portfolio of owned and managed properties currently exceeds 12 million square feet.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The Hines portfolio of projects underway, completed, acquired and managed for third parties includes more than 1,000 properties representing approximately 416 million square feet of office, residential, mixed-use, industrial, hotel, medical, retail and sports facilities, as well as large, master-planned communities and land developments. With offices in 69 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.